Exhibit 10.55

December 11, 2008

PERSONAL AND CONFIDENTIAL

Richard Boulton

LECG Ltd.

Davidson Building

5 Southampton Street

London WC2E 7HA

United Kingdom

Re:                               FAS Group Practice Management  Agreement –Amendment No. 1

Dear Richard:

Pursuant to our recent discussions, this letter agreement (Amendment No. 1) amends section 4.2 of your FAS Group Practice Management Agreement with LECG, LLC dated September 12, 2007. Except as amended by this Amendment No. 1, all other terms of your FAS Group Practice Management Agreement with LECG, LLC shall remain in full force and effect.

4.              Remuneration

4.2        The organization and structure of the FAS Group is currently immature and some fundamental and administrative efforts (i.e., recruiting talent, designing appropriate compensation models) will need to be undertaken during Boulton’s first twelve months of service (the “Base Period”) as the Global Head of Finance & Accounting Services for LECG. By mutual agreement, the Base Period is redefined to begin on January 1, 2008 and expire on December 31, 2008. Year Two will be defined to begin on January 1, 2009.

Following the Base Period and subject to continued employment, Boulton will be eligible for a guaranteed bonus for service during the Base Period and preceding four months equal to one (1) times the base salary for the 16-month period (£333,333) based upon achievement of performance measures. In order to be entitled to the bonus payment, Boulton must be employed by LECG on the date the payment is to be made, and will not earn 100% of this bonus as of the date of payment.  Rather, the bonus will be earned ratably over twelve months. If Boulton voluntarily leaves the employ of LECG or his employment is terminated  for cause, Boulton will repay LECG a ratable portion of the bonus based on the per day (365-day year) amortization rate times the number of days remaining from the termination date to the end of the first anniversary of the bonus payment. Boulton agrees that in the event his employment with LECG terminates, LECG is authorized to offset and deduct any amounts owed to LECG including, but not limited to, the amount due for the repayment of the unamortized bonus discussed above, from any amounts LECG may owe to him including, but not limited to, compensation owed  at the time of the termination of his employment.

Please acknowledge your acceptance and receipt of this notification by signing below where indicated, and returning a fully-signed copy to me.

Sincerely,

LECG, LLC

/s/ Tina Bussone

Tina M. Bussone

Executive Vice President and Head of Human Resources and Operations

Agreed to and Accepted:

/s/ Richards Boulton	11 December 2008
Richard Boulton	Date